STOCK PURCHASE AGREEMENT


     THIS AGREEMENT, being made on 3rd day of January, 2004 by and between GAVELLA CORP., a Delaware corporation, whose main address

215 West Main Street, Maple Shade, NJ  08052 (hereinafter referred to as "Gavella"); and H. JAMES SANTORO, INC., a  New Jersey

corporation whose main address is 215 West Main Street, Maple

Shade, NJ  08052 (hereinafter referred to as "HJS, Inc."); and

Harry J. Santoro, the sole Shareholder of H. James Santoro, Inc.

(hereinafter referred to as "HJS").

1.        Recitals.

     a.        HJS is the owner of all of the issued and outstanding

shares of the capital stock of HJS, Inc.  Gavella wishes to

purchase from HJS and HJS wishes to sell to Gavella, the HJS, Inc.

Shares upon the terms and conditions hereinafter set forth.

Accordingly, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as hereinafter set forth.

2.        Sale and Purchase of Stock.

     HJS hereby agrees to sell, assign, transfer and deliver and does hereby sell, assign, transfer and deliver to Gavella, and

Gavella agrees to purchase, acquire and accept from HJS and does hereby purchase, acquire and accept from HJS, upon the terms and conditions set forth in this Agreement, complete, absolute and unencumbered right, title and interest in and to the HJS, Inc.

Shares.

3.        Consideration.

     The entire consideration to be paid to HJS in exchange for the sale, transfer, assignment and delivery of the HJS, Inc. Shares as set forth in Section 2 above is $334.17.

4.        Representations and Warranties of Gavella.

     Gavella represents and warrants to HJS, Inc. as follows:

     a.        Organization and Qualification.  Gavella is a corporation

duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as it is now being conducted.

     b.        Authority Relative to this Agreement.  Gavella has the

requisite corporate power and authority to enter into this

Agreement and to carry out its obligations hereunder.  The

execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Gavella, and no other corporate

proceedings on the part of Gavella are necessary to authorize this transaction and the transactions contemplated hereby.

     c.        Continuity of Business Enterprise.  It is the present

intention of the Gavella to continue the historic business line of

HJS, Inc.

5.        Representations and Warranties of HJS, Inc and HJS

     HJS, Inc. and HJS, jointly and severally, represent and

warrant as follows:

     a.        Organization and Qualification.  HJS, Inc. is a

corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power to carry on its business as it is now being

conducted.

     b.        Capitalization.  The authorized capital stock of HJS,

Inc. consists of 2,500 shares of common stock, without par value,

of which 1,000 shares are issued outstanding.  There are no

Options, Warrants or other rights, agreements or commitments

(contingent or otherwise) obligating HJS, Inc. to issue additional shares of its capital stock.

     c.        Authority Relative to this Agreement.  HJS, Inc. has the

requisite corporate power and authority to enter into this

Agreement and to carry out its obligations hereunder.  The

execution and delivery of this Agreement and the consummation of the Agreements contemplated hereby have been duly authorized by the

Board of Directors of HJS, Inc. and HJS and, no other corporate proceedings on the part of HJS, Inc. are necessary to authorize this Agreement and the Agreements contemplated hereby.

     d.        Financial.

          i.        HJS, Inc. has previously furnished Gavella true and

complete copies of the unaudited balance sheet and income

statements of HJS, Inc. as of December 31, 2003.  All such

financial statements have been prepared in conformity with

generally accepted accounting principles applied on a basis

consistent during the period.  Such financial statements present fairly the financial position of HJS, Inc.

ii. HJS, Inc. has no liabilities or obligations, either accrued, absolute, contingent, or otherwise, which are material to HJS, Inc. and which have not been:
               (1)       reflected in the balance sheet of HJS, Inc. as of

December 31, 2003; or

(2) incurred, consistent with past practices, in or as a result of the ordinary course of business since December 31, 2003.
          iii.      There are no pending or threatened claims (including,

without limitation, product liability claims) against or

liabilities or obligations of HJS, Inc. and there is no legal basis for any of such claims, except as expressly disclosed by this

Agreement or the schedules submitted by HJS, Inc. pursuant hereto.

iv. There is no compensation payable or to become payable by HJS, Inc. to officers, directors of HJS, Inc. or salaried employees of or consultants to HJS, Inc.
     e.        Lawsuits and Claims.  There is no action, at law or in

equity, arbitration, proceeding, claim, governmental proceeding or investigation pending or, to the best of HJS, Inc.'s knowledge after reasonable investigation, threatened against HJS, Inc. or against any business or assets of HJS, Inc..  HJS, Inc. is not in default with respect to any decree, injunction or other order of any court or governmental authority.

     f.         Taxes.  HJS, Inc. has filed all United States income tax

and information returns and all state and local tax returns

(collectively referred to herein as "Tax Returns") which are required to be filed and has paid, or made provision for the payment of, all taxes (including, without limitation, all federal,

state or local income, property, sales, use, excise, franchise,

employment, withholding or similar taxes and all interest,

additions and penalties thereon or with respect thereto ("taxes")

which have or may have become due pursuant to said returns,

pursuant to any assessment received by HJS, Inc., or otherwise payable pursuant to applicable law.

     g.        Assets of HJS, Inc.  HJS, Inc. and HJS represent and

warrant that at the time of Closing HJS, Inc. will have full right,

title and ownership to the assets set forth on the balance sheet and financial statements as of December 31, 2003 , all of which assets will remain the property of HJS, Inc. at the time of

Closing.

     h.        Agreements, Contracts and Commitments.

          i.   Except as set forth below, HJS, Inc. is not a party

to:

               (1)       any agreement of guarantee or indemnification which

involves, singly or together with other such agreements, a

potential material liability,

(2) any agreement, contract, or commitment which, to the best of the knowledge of HJS, Inc., might reasonably be expected to have a potential material adverse impact on the business, financial condition or earnings of HJS, Inc.,
(3) any agreement, contract or commitment containing any covenant limiting the freedom of HJS, Inc. to engage in any line of business in any area of the world or to compete with any person,
(4) any agreement, contract, or commitment relating to the acquisition of assets or capital stock of any business enterprise,
(5) any transaction, understanding, agreement or contract with an officer, director, employee, or shareholder, or any affiliate thereof, (other than a month-to-month lease at $600 per month for its office at 215 West Main Street, Maple Shade, NJ
08052),
(6)       any agreement, contract, or commitment which involves
$10,000 or more, or
(7) any other agreement or contract which HJS, Inc. would be required to file with the Securities and Exchange Commission
("SEC") as an exhibit were HJS, Inc. to file with the SEC on the date hereof a registration statement on Form S-1 covering securities to be offered by HJS, Inc. to the public.
          ii.       To the best of the knowledge of HJS, Inc., HJS, Inc. has

not in any material respect breached, nor to the best of the knowledge of HJS, Inc. is there any pending or threatened claim or any legal basis for a claim that HJS, Inc. has breached, any of the terms or conditions of any contract or agreement.


     i.        General.  Each of the Parties will use its reasonable

best efforts to take all action and to do all that is necessary,

proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

6.        Deliveries.

     At Closing:

     a.        Gavella shall deliver to HJS a check for $334.17.

b. The HJS shall deliver to Gavella certificates representing all of the issued and outstanding capital stock of HJS, Inc., with stock powers duly endorsed in blank.
7.        Post Closing Covenants.

     a.        Operation.  After the closing, Gavella shall operate HJS,

Inc. as a separate, stand-alone subsidiary.

     b.   Option to Purchase.  After closing, Harry J. Santoro

shall have the option to repurchase 100% of the then outstanding shares of H. James Santoro, Inc., at book value, calculated in accordance with Generally Accepted Accounting Principals, if his employment with H. James Santoro, Inc. is terminated at any time,

either with cause or without cause, whether such termination is by

H. James Santoro, Inc. or by Harry J. Santoro.  Gavella shall not transfer or cause to be issued any shares to a third party unless such party agrees to this option in writing.

8.        Miscellaneous.

     a.        Reciprocal Indemnifications.  The parties hereby agree to

indemnify each other for any damages sustained by the other party due to any material breach or misrepresentation involved in this

Agreement.

     b.        Assignment. This Agreement may not be assigned by either

party without the express written consent of the other party.

     c.        Governing Law - Jurisdiction.  This Agreement shall be

construed and enforced in accordance with the internal laws of the

State of New Jersey.

     d.        Notice.  Any notice, request, instruction or other

document or communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given if delivered in person or deposited in the United States mail,

postage prepaid, for mailing by certified or registered mail,

return receipt requested, as follows:

     If to Gavella delivered or addressed to:

     Stephen M. Robinson, Secretary
     GAVELLA CORP.
     215 West Main Street
     Maple Shade, New Jersey 08052

     If to HJS, Inc. or to HJS delivered or addressed to:

     Harry J. Santoro
     H. JAMES SANTORO, INC.
     215 West Main Street
     Maple Shade, New Jersey 08052

or to such other address or addresses as may be specified from time to time by said party by like notice.

     e.        Severability.  Any term or provision of this Agreement

that is invalid or unenforceable in any situation in any

jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or

enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     f.        Expenses.  Each of the parties will bear its own costs

and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     g.        Construction. The Parties have participated jointly in

the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state,

local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" shall mean including without limitation.

     h.        Section Heading.  Section headings as to the contents of

particular sections and subsections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections or subsections to which they refer.

     i.        Entire Agreement.  This Agreement and the Exhibits,

Schedules and Attachments hereto and other agreements and documents referenced herein constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth,

and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are

superseded and cancelled by this Agreement.

     j.         Waivers - Amendments.  Any of the terms or conditions of

this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof or may be amended or modified in whole or in part at any time by an agreement in

writing, executed in the same manner as this Agreement.

     k.         Counterparts. This Agreement may be executed in any

number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement.  When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signature to each counterpart or copy whereupon the document and copies of such documents shall be deemed valid as originals.  The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     l.        Closing.  The Closing shall take place on January 7,

2004.





9.        Signatures.

     IN WITNESS WHEREOF, this instrument shall be effective as of the day and year first above written.

                                   GAVELLA CORP.


                              By:  /s/
                                   Harry J. Santoro, President




                                   /s/
                                   Stephen M. Robinson, Vice President




                                   H. JAMES SANTORO, INC.


                              By:  /s/
                                   Harry J. Santoro, President



                         SOLE SHAREHOLDER OF H. JAMES SANTORO, INC.



                                    /s/
                                    Harry J. Santoro